UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                   FORM 4

                                AMENDMENT TO
                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


   ( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

   1.   Name and Address of Reporting Person:

        Wilmer J. Thomas, Jr.
        101 Selleck Hill Road
        Salisbury, Connecticut  06068

        U.S.A.

   2.   Issuer Name and Ticker or Trading Symbol:

        American Country Holdings Inc.
        ACHI

   3.   IRS or Social Security Number of Reporting Person (Voluntary):



   4.   Statement for Month/Year:

        June 2001

   5.   If Amendment, Date of Original (Month/Year):

        July 10, 2001*

        * Transaction originally reported as a sale rather than as a purchase.

   6. Relationship of Reporting Person(s) to Issuer (Check all applicable):
        (x) Director (x) 10% Owner ( ) Officer (give title below)
        ( ) Other (specify below):

   7.   Individual or Joint/Group Filing (Check Applicable Line):

        (x) Form filed by One Reporting Person
        ( ) Form filed by More than One Reporting Person





               Table I -- Non-Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned

                                                                     5. Amount of
                     2. Trans-                                        Securities        6. Owner-
                      action   3. Trans-                             Beneficially      ship Form:
       1. Title of     Date      action   4. Securities Acquired     Owned at End     Direct (D) or  7. Nature of Indirect
         Security     (Month/     Code    (A) or Disposed of (D)       of Month       Indirect (I)    Beneficial Ownership
        (Instr. 3)   Day/Year) (Instr. 8)  (Instr. 3, 4 and 5)     (Instr. 3 and 4)    (Instr. 4)          (Instr. 4)
       -----------   --------- ---------- ----------------------   ----------------   -------------  ---------------------
                               Code   V   Amount (A)or(D)  Price
                               ----   -   ------ --------  -----
     Common Stock,   7/6/01    P      V   555,471   A      $1.9035   2,557,057         D
     $.01 par value



                  Table II -- Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned
       (e.g., puts, calls, warrants, options, convertible securities)


                                                                                                             10.
                                                                                                     9.     Owner-
                                                5.                                                  Number   ship
                                              Number                                               of Deri- Form of
                  2.                        of Deriv-                                              vative   Deri-     11.
               Conver-                        ative                                                Securi-  vative   Nature
               sion or                        Secur-                                                ties    Secur-  of Indi-
         1.     Exer-      3.                 ities                            7.          8.     Benefi-    ity:     rect
      Title of   cise    Trans-              Acquired         6.           Title and     Price     cially   Direct  Benefi-
       Deriv-   Price    action      4.       (A) or      Date Exer-       Amount of   of Deriv-  Owned at  (D) or    cial
       ative      of      Date     Trans-    Disposed    cisable and       Underlying    ative     End of  Indirect  Owner-
      Security  Deriv-  (Month/    action     of (D)      Expiration       Securities   Security   Month     (I)      ship
      (Instr.   ative     Day/      Code    (Instr. 3,   Date(Month/       (Instr. 3    (Instr.   (Instr.   (Instr.  (Instr.
         3)    Security  Year)   (Instr. 8)  4 and 5)     Day/Year)          and 4)        5)       4)        4)       4)
      -------- -------- -------  ---------- ----------  -------------      ----------   -------- -------- --------- --------
                                 Code   V    (A)  (D) Date     Expir-           Amount or
                                 ----   -    ---  --- Exer-    ation            Number of
                                                      cisable  Date     Title   Shares
                                                      -------  ------   -----   ---------
      Option   $2.18    6/7/01     A        5,000     6/7/01   6/6/06   Common  5,000            5,000    D
                                                                        Stock,
                                                                        $.01 par
                                                                        value




   Explanation of Responses:


   SIGNATURE OF REPORTING PERSON:



   /s/ Wilmer J. Thomas, Jr.
   ------------------------------
       Wilmer J. Thomas, Jr.


   Dated:  July 20, 2001